February 20, 2024

Securities and Exchange Commission
100 F Street, N.E.
Washington, DC 20549

Commissioners:

We have read the statements made by 180 Degree Capital Corp. (copy attached), which we understand will be filed with the Securities and Exchange Commission, pursuant to Item 13 (a)(4) to Form N-CSR of 180 Degree Capital Corp. dated February 20, 2024. We agree with the statements contained in paragraphs 1 and 2 of Exhibit 13 (a)(4) concerning our Firm contained therein.

Very truly yours,

/s/ PricewaterhouseCoopers LLP
New York, NY

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